Exhibit 10.4

AGREEMENT

AGREEMENT dated as of December 4, 2008 (this “Agreement”), by and between ARCH Digital Holdings Limited (the “ARCH BVI”), and Capital Ally Investments Limited (the “Capital Ally”).

RECITALS:

WHEREAS, ARCH BVI and Capital Ally desire to enter into an arrangement relating to a brokerage account (the “Account”) to be opened by I-Bankers, Inc., of which ARCH BVI and Capital Ally will be joint owners;

NOW THEREFORE, for and good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged, ARCH BVI and Capital Ally agree as follows:

1	Each of ARCH BVI and Capital Ally represents and warrants to the other that:

a.	its Board of Directors has given its officers the authority to open the Account.

b.	subject to the restrictions contained in this Agreement, Samuel Kong is the only person who has been authorized by the Board of Directors to make investment decisions with respect to the property held in the Account.

2	Other than pursuant to Section 1, Mr. Kong and Clement Kwong shall jointly make all decisions with respect to the Account.

3	The amounts placed in the Account may not be removed from the Account by either party or at the direction of either party until after the special meeting of the stockholders of Middle Kingdom Alliance Corp relating to a vote on a business combination (the “Distribution Date”). Prior to the Distribution Date, neither party will cause anyone other than Mr. Kong to give investment instructions to I-Bankers, Inc. with respect to the Account. By his signature on the signature page to this Agreement, Mr. Kong agrees that he will not direct that the funds in the Account be used for any purpose other than to purchase shares of the common stock or units of Middle Kingdom Alliance Corp. Subject to the terms of this Agreement, each of the parties agree that they will be bound by the decisions of Mr. Kong regarding investments of the property held in the Account. By their signature on the signature page to this Agreement, Messrs. Kong and Kwong agree that promptly after the Distribution Date, but not before, they will direct I-Bankers, Inc. to distribute the property held in the Account as follows: 28.641% to ARCH BVI and 71.359% to Capital Ally. Neither ARCH BVI nor Capital Ally shall direct Mr. Kong or Mr. Kwong to do anything with respect to the Account that is contrary to the terms of this Agreement. Messrs. Kong and Kwong will not be deemed a signatory to this Agreement other than for purposes of this Section 3 and will not be considered to be a “party” to this Agreement.

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Each party agrees that money damages would not be a sufficient remedy (and is not readily calculable) for any breach of this Agreement (any party that breaches this Agreement, the “Breaching Party”) and that the other party hereto will be irreparably harmed as a result of any such breach and that it shall be entitled to equitable relief, including, without limitation, injunctive relief (including, without limitation, the right to obtain a temporary and/or permanent injunction) and specific performance (without being required to obtain a bond or post other security or prove actual damages or irreparable harm), in the event of any breach or threatened breach of any of the provisions of this

Agreement by the Breaching Party, in addition to all other rights and remedies available to the non-breaching party, whether at law, in equity or otherwise relating to such breach. All the rights and remedies of the non-breaching party hereunder shall be cumulative.

5	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law rules, or conflicts of principles of such laws.

6	All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be in writing, and shall be sent to the applicable party to their respective addresses or facsimile numbers on the signature page of this Agreement or to such other address or facsimile number as such party may have furnished to the other in writing in accordance herewith. All notices, consents, directions, approvals, instructions, requests and other communications hereunder shall be sent and effective as follows: (i) on the business day delivered, when delivered personally; (ii) five (5) business days after mailing if mailed by registered or certified mail, return receipt requested (postage prepaid); (iii) on the next business day if sent by a nationally recognized overnight express courier service with all costs prepaid and provided evidence of delivery is available; or (iv) on the business day of a facsimile transmission if received on a business day between the hours of 9:00 a.m. and 5:00 p.m., local time, or on the next business day if received after that time, in each case provided that an automatic machine confirmation indicating the time of receipt is generated.

7	This Agreement is not assignable by a party without the prior written consent of the other party. Any attempted assignment without such consent shall be void ab initio and of no force or effect. This Agreement shall be binding upon and inure to the benefit of each party, and their respective successors and permitted assigns.

8	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect or render invalid, illegal or unenforceable any other provision of this Agreement and to the fullest extent permitted by applicable law, such provision will be valid, legal and fully enforceable, and such invalid, illegal or unenforceable provision shall be amended in a manner that such provision will be valid, legal and fully enforceable. It is the intent of the parties hereto that each and every provision of this Agreement shall be enforced to the maximum extent permitted by applicable law.

9	This Agreement sets forth the entire understanding and agreement between ARCH BVI and Capital Ally with respect to the subject matter hereof and its supersedes all prior and/or contemporaneous understandings and agreements, whether written or oral, with respect to such subject matter, all of which are merged herein. This Agreement may not be modified, released, discharged, abandoned or otherwise amended, in whole or in part, except by a written instrument, executed by ARCH BVI and Capital Ally.

10	This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original, but all of which, when together, shall constitute one and the same document. This Agreement may be executed by facsimile signature which shall constitute a valid and binding signature for the purposes hereof.

IN WITNESS WHEREOF, each of ARCH BVI and Capital Ally has executed this Agreement as of the day and year above first written.

ARCH DIGITAL HOLDINGS LIMITED

By:	/s/ Clement Kwong
Name:	Clement Kwong
Title:	Director
Address:

Fax:

CAPITAL ALLY INVESTMENTS LIMITED

By:	/s/ Samuel Kong
Name:	Samuel Kong
Title:	Director
Address:

Fax:

Acknowledged and Agreed with respect to Section 4 only:

/s/ Samuel Kong
Samuel Kong
Address:

Fax:

/s/ Clement Kwong
Clement Kwong
Address:

Fax:

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